Exhibit 10.3

MANAGEMENT CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, dated as of April 6, 2005, is by and between Concord Communications, Inc., a Massachusetts corporation (the “Company”), and                         (the “Employee”).

WHEREAS, it is expected that the Company from time to time will consider the possibility of an acquisition by another company or other Change of Control (as defined below). The Board of Directors of the Company (the “Board”) recognizes that such consideration, and the possibility that the Employee’s employment could be terminated by the Company for a reason other than for cause, can be distractions to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company or the termination by the Company of the Employee’s employment for a reason other than for cause;

WHEREAS, the Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment with the Company, or a wholly-owned subsidiary of the Company, as the case may be, and to motivate the Employee to maximize the value of the Company for the benefit of its stockholders; and

WHEREAS, the Board believes that it is imperative to provide the Employee with certain benefits upon a Change of Control and/or upon the termination by the Company of the Employee’s employment for a reason other than for cause, thereby encouraging the Employee to remain with the Company notwithstanding the possibility of a Change of Control or termination of employment for a reason other than for cause.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree to amend and restate the Prior Agreement as follows:

Section 1

DEFINITIONS

Except as may otherwise be specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used herein:

“Annual Bonus” shall mean 75% of the Employee’s target annual bonus established for the fiscal year in which a Change in Control occurs.

“Base Salary” shall mean the annual base rate of regular compensation of the Employee immediately before a Covered Termination, or if greater, the highest annual such rate at any time during the 12-month period immediately preceding the Change in Control until the date of the Covered Termination.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (i) the Employee’s engaging in willful and repeated gross negligence or gross misconduct, (ii) the Employee’s breaching of a material fiduciary duty to the Company, or (iii) the Employee’s being convicted of a felony, in each case, to the demonstrable and material injury to the Company. For purposes hereof, no act, or failure to act, on the Employee’s part, shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that any act or omission was in the best interest of the Company.

“Change in Control” shall mean the first to occur, after the date hereof, of any of the following:

(i) the members of the Board at the beginning of any consecutive twenty-four (24) calendar-month period (the “Incumbent Directors”) cease for any reason (other than due to death) to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such twenty-four (24) calendar-month period, shall be deemed to be an Incumbent Director;

(ii) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, shares of Stock representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any);

(iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv) Any corporation or other legal person, pursuant to a tender offer, exchange offer, purchase of stock (whether in a market transaction or otherwise) or other transaction or event acquires securities representing 40% or more of the combined voting power of the voting securities of the Company, or there is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act, disclosing that any “person” (as such term is used in Section 13(d)(3) or

Section 14(d)(2) of the Securities Exchange Act) has become the “beneficial owner” (as such term is used in Rule 13d-3 under the Securities Exchange Act) of securities representing 40% or more of the combined voting power of the voting securities of the Company.

Upon the occurrence of a Change in Control as provided above, no subsequent event or condition shall constitute a Change in Control for purposes of this Agreement, with the result that there can be no more than one Change in Control hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean, subject to Section 4.1(a), Concord Communications, Inc., a Massachusetts corporation and each Subsidiary which may now or hereafter employ the Employee or, where the context so requires, the Company and such Subsidiaries collectively.

“Covered Termination” shall mean, if within the six (6) month period immediately following a Change in Control, the Employee (i) is terminated by the Company without Cause (other than on account of death or Disability) (including, without limitation, forcing the Employee to retire on any date not of the Employee’s choosing), or (ii) terminates the Employee’s employment with the Company for Good Reason.  The Employee shall not be deemed to have terminated employment for purposes of this Agreement merely because Employee ceases to be employed by the Company and becomes employed by a new employer involved in the Change in Control; provided that such new employer shall be bound by this Agreement as if it were the Company hereunder with respect to the Employee.  It is expressly understood that no Covered Termination shall be deemed to have occurred merely because, upon the occurrence of a Change in Control, the Employee ceases to be employed by the Company and does not become employed by a successor to the Company after the Change in Control if the successor makes an offer to employ the Employee on terms and conditions which, if imposed by the Company, would not give the Employee a basis on which to terminate employment for Good Reason.

“Date of Termination” shall mean the date on which a Covered Termination occurs.

“Disability” shall mean the occurrence after a Change in Control of the incapacity of the Employee due to physical or mental illness, whereby the Employee shall have been absent from the full-time performance of the Employee’s duties with the Company for six (6) consecutive months or, in any one (1) year period, for an aggregate of six (6) months.

“Good Reason” shall mean, without the express written consent of the Employee, the occurrence after a Change in Control of any of the following circumstances:

(i)       a material reduction of the Employee’s title, or the reduction of the Employee’s authority, duties or responsibilities, or the assignment to the Employee of any duties inconsistent with Employee’s position, authority, duties or responsibilities from those in effect immediately prior to the Change in Control;

(ii) a reduction in the Employee’s Base Salary as in effect immediately prior to the Change in Control;

(iii) a material reduction in the Employee’s aggregate compensation opportunity, comprised only of the Employee’s (A) Base Salary, and (B) bonus opportunity (taking into account, without limitation, any target, minimum and maximum amounts payable and the attainability and otherwise the reasonableness of any performance hurdles, goals and other measures), if any;

(iv) the Company’s requiring the Employee to be based at any office or location more than 60 miles from that location at which the Employee performed Employee’s services immediately prior to the occurrence of a Change in Control, except for travel reasonably required in the performance of the Employee’s responsibilities;

(v) the failure of the Company to obtain a reasonable agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 4.1(a);

(vi) the failure of the Company to pay the Employee any amounts due hereunder;

(vii) the failure by the Company to continue in effect a health, medical, group life or disability insurance plan in which Employee participates immediately prior to the Change in Control unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Employee’s participation relative to other participants, than existed at the time of the Change in Control; or

(viii) any other material breach by the Company of this Agreement.

“Notice of Termination” shall mean a written notice given by the Company or Employee, as applicable, which shall indicate the date of termination and the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provisions so indicated.

“Person” shall have the meaning ascribed thereto by Section 3(a)(9) of the Securities Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof (except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (v) such Employee or any “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act) which includes the Employee).

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Stock” shall mean the common stock, $.01 par value per share, of the Company.

“Subsidiary” shall mean any entity, directly or indirectly, through one or more intermediaries, controlled by the Company.

Section 2

BENEFITS

2.1                If a Change in Control occurs, then:

(a)      the full vest date(s) set forth in each of the Employee’s then effective agreements with respect to any and all outstanding unvested stock options and stock appreciation rights held by the Employee shall immediately be automatically accelerated by twenty-four (24) months; provided that nothing in this Section 2.1(a) shall reduce or otherwise adversely affect the rights under such stock options and stock appreciation rights that the Employee would have without regard to this Section 2.1(a); and

(b)     the full vest date(s) set forth in each of the Employee’s then effective agreements with respect to any and all outstanding unvested restricted stock and restricted stock rights then held by the Employee shall immediately be automatically accelerated by twenty-four (24) months and become immediately transferable free of restrictions, other than restrictions imposed by applicable law.

2.2                If a Covered Termination occurs then (subject to the provisions of Section 2.3(b)) the Employee shall be entitled hereunder to the following:

(a)      any and all outstanding unvested stock options and stock appreciation rights held by the Employee shall immediately automatically vest and become immediately exercisable in accordance with their terms; provided that nothing in this Section 2.2(a) shall reduce or otherwise adversely affect the rights under such stock options and stock appreciation rights that the Employee would have without regard to this Section 2.2(a);

(b)     any and all restricted stock and restricted stock rights then held by the Employee shall immediately automatically fully vest and become immediately transferable free of restrictions, other than restrictions imposed by applicable law;

(c)      the Company shall pay to the Employee an amount in cash equal to one half times (0.5 times) the sum of (i) Employee’s Base Salary and (ii) the Employee’s Annual Bonus, such amount to be payable in a single lump sum payment in accordance with Section 2.3;

(d)     for a period of six (6) months after such Change in Control, the Company shall make available to the Employee medical, dental, group life and disability insurance benefits that are at least at a level (and cost to the Employee) that is substantially similar in the aggregate to the level of such benefits which was available to the Employee immediately prior to the Change in Control; provided that no type of benefit otherwise to be made available to the Employee pursuant to this Section 2.2(d) shall be required to be made available to the extent that such type of benefit is made available to the Employee by any subsequent employer of the Employee;

(e)      the Company shall provide the Employee with outplacement services through a bona fide outplacement organization reasonably acceptable to the Employee that agrees to supply the Employee with outplacement counseling, a private office and administrative support, including telephone and internet service until the earlier of six (6) months from the Date of Termination or until such time that Employee secures employment;

(f)      the Company shall pay the Employee for any accrued but unused vacation, any accrued but unpaid Base Salary, and an amount equal to the product of the Employee’s unpaid targeted annual bonus established for the fiscal year in which the Covered Termination occurs, multiplied by a fraction the numerator of which is the number of days elapsed in the fiscal year in which the Covered Termination occurs, and the denominator of which is 365.

2.3      (a) The payments provided for in Section 2.2 shall (except as otherwise expressly provided therein or as provided in Section 2.3(b) or as otherwise expressly provided hereunder) be made as soon as practicable, but in no event later than thirty (30) days, following the Covered Termination.

(b) Notwithstanding any other provision of this Agreement to the contrary, no payment or benefit otherwise provided for under or by virtue of Section 2.2 of this Agreement shall be paid or otherwise made available unless and until the Company shall have first received from the Employee (no later than twenty (20) days after the Company has provided to the Employee estimates relating to the payments to be made under this Agreement) a valid, binding and irrevocable general release, in form and substance reasonably acceptable to the Company; provided that the Company shall be permitted to defer any payment or benefit otherwise provided for in this Agreement to the fifth day after the later of its receipt of such release and the time at which the release has become valid, binding and irrevocable.

2.4           Following a Change in Control, if Employee’s employment is terminated (i) voluntarily by Employee without Good Reason, (ii) involuntarily by the Company for Cause, or (iii) due to death or Disability, Employee shall be entitled to any accrued but unused vacation, any accrued but unpaid Base Salary, and in the case of termination voluntarily by the Employee for Good Reason or due to death or Disability only, an amount equal to the product of the Employee’s unpaid targeted annual bonus established for the plan year in which the termination occurs, multiplied by a fraction the numerator of which is the number of days elapsed in the fiscal year in which the termination occurs, and the denominator of which is 365.  Employee’s entitlement to all other benefits shall be determined in accordance with the Company’s retirement, insurance and other applicable plans, policies, practices and arrangements.  Thereafter, the Company shall have no further obligations to Employee hereunder.

Section 3

PARACHUTE TAX PROVISIONS

3.1           Notwithstanding anything to the contrary in this Agreement, if the Employee is a Disqualified Individual (as defined in Section 280G of the Code) and if any portion of any acceleration of vesting, payment or transfer of property under this Agreement would be an Excess Parachute Payment (as defined in Section 280G of the Code) but for the application of this sentence, then the amount of such acceleration, payment or transfer otherwise payable to the Employee pursuant to this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of such payment, as so reduced, constitutes an Excess Parachute Payment; provided, however, that no reduction shall be made if the net economic effect would be disadvantageous to the Employee, taking into account all the facts and circumstances, including any tax savings resulting from the reduction.

3.2           Except as may otherwise be agreed to by the Company and the Employee, the amount or amounts (if any) to be reduced under this Section 3 shall be determined, at the sole cost of the Company, by the Company’s independent auditors (who served in such capacity immediately prior to the Change in Control), whose determination or determinations shall be final and binding on all parties. The Employee hereby agrees to utilize such determination or determinations, as applicable, in filing all of the Employee’s tax returns with respect to the payments received hereunder. If such independent auditors refuse to make the required determinations, then such determinations shall be made by a comparable independent accounting firm of national reputation reasonably selected by the Company.

Section 4

MISCELLANEOUS

4.1 (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform under the terms of this Agreement in the same manner and to the same extent that the Company and its affiliates would be required to perform it if no such succession had taken place (provided that such a requirement to perform which arises by operation of law shall be deemed to satisfy the requirements for such an express assumption and agreement), and in such event the Company (as constituted prior to such succession) shall have no further obligation under or with respect to this Agreement. Failure of the Company to obtain such assumption and agreement with respect to the Employee prior to the effectiveness of any such succession shall be a breach of the terms of this Agreement with respect to the Employee and shall entitle the Employee to compensation from the Company (as constituted prior to such succession) immediately prior to the Change in Control in the same amount and on the same terms as the Employee would be entitled to hereunder upon the Change in Control.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees (or is otherwise required) to perform this Agreement. Nothing in this Section 4.1(a) shall be deemed to cause any event or condition which would otherwise constitute a Change in Control not to constitute a Change in Control.

(b) This Agreement, and the Employee’s and the Company’s rights and obligations hereunder, may not be assigned by the Employee or, except as provided in Section 4.1(a), the Company, respectively; any purported assignment by the Employee or the Company in violation hereof shall be null and void.

(c) The terms of this Agreement shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, permitted successors, heirs, distributees, devisees and legatees of the Employee. If the Employee shall die while an amount would still be payable to the Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee or other designee or, if there is no such designee, the Employee’s estate.

4.2           The Employee shall not be required to mitigate damages or the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise, nor, except as expressly provided in Section 2.2(d), will any payments or benefits hereunder be subject to offset in the event the Employee does mitigate.

4.3           The Company shall pay all reasonable legal fees and expenses incurred in a legal proceeding by the Employee in seeking to obtain or enforce any right or benefit provided by this Agreement. Such payments are to be made within twenty (20) days after the Employee’s request for payment accompanied by such evidence of fees and expenses incurred as the Company reasonably may request; provided that if the Employee institutes a proceeding and the judge or other decision-maker presiding over the proceeding affirmatively finds that the Employee has failed to prevail substantially in such proceeding, the Employee shall pay Employee’s own costs and expenses (and, if applicable, return any amounts theretofore paid on the Employee’s behalf under this Section 4.3).

4.4           For the purposes of this Agreement, notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States certified or registered express mail, return receipt requested, postage prepaid, if to the Employee, addressed to the Employee at his or her address set forth on the signature page hereto and if to the Company, addressed as follows:

Concord Communications, Inc.

600 Nickerson Road

Marlboro, MA  01752

Attn: Executive Vice President and General Counsel

with a copy to:

Kevin M. Barry, Esq.

Bingham McCutchen LLP

150 Federal Street

Boston, MA  02110-1726

4.5           Unless otherwise determined by the Company in an applicable plan or arrangement, no amounts payable hereunder upon a Change in Control shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees.

4.6           This Agreement is the exclusive arrangement with the Employee applicable to payments and benefits in connection with a change in control of the Company (whether or not a Change in Control), and supersedes any prior arrangements involving the Company or its predecessors or affiliates relating to changes in control (whether or not Changes in Control), including, but not limited to, the Prior Agreement, which is terminated as of the date hereof. This Agreement shall not limit any right of the Employee to receive any payments or benefits under an employee benefit or compensation plan of the Company, initially adopted as of or after the date hereof, which is expressly contingent thereunder upon the occurrence of a change in control (including, but not limited to, the acceleration of any rights or benefits thereunder); provided that in no event shall the Employee be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by the Employee under any severance or similar plan or policy of the Company, and in any such case the Employee shall only be entitled to receive the greater of the two payments.  The Employee’s Employee Noncompetition Agreement with the Company, as well as any and all option agreements, restricted stock agreements and any other agreements with the Company relating to equity compensation arrangements shall remain in full force and effect, as may be modified hereby.

4.7           Nothing in this Agreement shall confer on the Employee any right to continue in the employ of the Company or interfere in any way (other than by virtue of requiring payments or benefits as may expressly be provided herein) with the right of the Company to terminate the Employee’s employment at any time.  Employee understands that the employment relationship between the Employee and the Company is an “at will” relationship and that the Company may terminate such relationship with or without cause or for any reason or no reason, subject to the Employee’s rights and the Company’s obligations hereunder.

4.8           The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law.

4.9           Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by the Company and the Employee shall be submitted to arbitration in Boston, Massachusetts, in accordance with Massachusetts law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company and Employee and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

4.10         This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same instrument.

4.11         This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

4.12         Each provision herein shall be treated as a separate and independent clause, and the invalidity or unenforceability of any one provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.  Moreover, if one or more provisions shall be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then be in effect.

4.13         The use of captions in this Agreement is for convenience. The captions are not intended to and do not provide substantive rights.

4.14         This Agreement shall be construed, administered and enforced according to the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law, except to the extent preempted by federal law.  Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be governed by the laws of the Commonwealth of Massachusetts and shall be commenced and maintained in any state or federal court located in Massachusetts, and both parties hereby submit to the jurisdiction and venue of any such court.

4.15         This Agreement shall terminate upon the date that all obligations of the Company and the Employee with respect to this Agreement have been satisfied.

IN WITNESS WHEREOF, the parties hereto have signed their names, effective as of the date first above written.

CONCORD COMMUNICATIONS, INC.

By:
Name:
Title:

EMPLOYEE:

Name: